As filed with the Securities and Exchange Commission on March 3, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Array BioPharma Inc.
(Exact name of registrant as specified in its charter)

Delaware	84-1460811
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3200 Walnut Street Boulder, CO 80301
(Address of Principal Executive Offices) (Zip Code)

AMENDED AND RESTATED ARRAY BIOPHARMA INC. STOCK OPTION AND INCENTIVE PLAN

 (Full title of the plans)

Robert E. Conway

Chief Executive Officer

Array BioPharma Inc.

3200 Walnut Street

Boulder, Colorado 80301

(303) 381-6600

(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
AMENDED AND RESTATED STOCK OPTION AND INCENTIVE PLAN
Common stock, par value $.001	4,870,432	$9.23	$44,954,087	$4,810.09

(1)

This Registration Statement shall also cover any additional shares of common stock which become issuable under the Amended and Restated Stock Option and Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, as amended. The offering price per share and the aggregate offering price are based upon the average high and low prices of the Registrant’s common stock as reported on the Nasdaq National Market on March 1, 2006 of $9.23.

EXPLANATORY NOTE

                Array BioPharma Inc. (the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) Registration Statements on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), (i) on December 6, 2000 (Reg. No. 333-51348) covering the registration of 5,941,463 shares of the common stock of the Registrant authorized for grant under the Amended and Restated Array BioPharma Inc. Stock Option and Incentive Plan (the “Plan”), and (ii) on November 4, 2002 (Reg. No. 333-100955) covering the registration of 2,750,000 shares of the common stock of the Registrant authorized for grant under the Plan. As permitted by Instruction E of Form S-8, the contents of Registration Statement Nos. 333-51348 and 333-100955 filed by the Registrant on Form S-8 on December 6, 2000 and November 4, 2002, respectively, are incorporated herein by reference.

                Pursuant to the provisions of the Plan, the number of shares authorized for grant under the Plan increases automatically based on the number of shares of common stock of the registrant outstanding.  On May 3, 2002, the Board of Directors approved resolutions acknowledging that there are 978,370 additional authorized shares available for issuances as awards under the Plan.  On February 2, 2006, the Board of Directors approved resolutions acknowledging that there are 3,892,062 additional authorized shares available for issuances as awards under the Plan. This registration statement registers an additional 4,870,432 shares of common stock authorized for grant under the Plan pursuant to the terms of such provision.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.                    Exhibits.

See Exhibit Index.

SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on this 3rd day of March 2006.

ARRAY BIOPHARMA INC.

By	/s/ Robert E. Conway
Robert E. Conway
Chief Executive Officer

POWER OF ATTORNEY

                KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert E. Conway, R. Michael Carruthers and John R. Moore, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact of any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated below, on this 28th day of February 2006.

Signature	Title	Date

/s/ Robert E. Conway	Chief Executive Officer and Director	February 28, 2006
Robert E. Conway	(Principal Executive Officer)

/s/ Kyle Lefkoff	Chairman of the Board of Directors	February 28, 2006
Kyle Lefkoff

/s/ R. Michael Carruthers	Chief Financial Officer	February 28, 2006
R. Michael Carruthers	(Principal Financial and Accounting Officer)

/s/ Francis J. Bullock	Director	February 28, 2006
Francis J. Bullock, Ph.D.

/s/ Marvin H. Caruthers	Director	February 28, 2006
Marvin H. Caruthers, Ph.D.

/s/ Kevin Koch	Director	February 28, 2006
Kevin Koch, Ph.D.

/s/ David L. Snitman	Director	February 28, 2006
David L. Snitman, Ph.D.

/s/ Gil Van Lunsen	Director	February 28, 2006
Gil Van Lunsen

/s/ Douglas Williams	Director	February 28, 2006
Douglas Williams

/s/ John L. Zabriskie	Director	February 28, 2006
John L. Zabriskie, Ph.D.

EXHIBIT INDEX

Exhibit Number		Description of Exhibit

4.1	(1)	Specimen certificate representing the common stock.

5.1		Opinion of Hogan & Hartson L.L.P. with respect to the legality of the common stock registered hereby.

23.1		Consent of KPMG LLP, Registered Public Accounting Firm.

23.2		Consent of Ernst & Young LLP, Registered Public Accounting Firm.

23.3		Consent of Hogan & Hartson L.L.P. (contained in its opinion filed as Exhibit 5.1).

24.1		Power of Attorney (included on the signature page to this Registration Statement).

99.1	(2)	Amended and Restated Array BioPharma Inc. Stock Option and Incentive Plan, as amended.

(1)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-1 (File No. 333-45922), as amended, and incorporated herein by reference.

(2)	Filed as an appendix to the Registrant’s definitive proxy statement on Schedule 14A dated October 1, 2002, with respect to the annual meeting of stockholders held on October 31, 2002.